Exhibit 99

News Release For further information, please contact:
5790 Widewaters Parkway, DeWitt, N.Y. 13214	Joseph E. Sutaris, EVP & Chief Financial Officer Office: (315) 445-7396

Community Bank System Reports

Record Second Quarter 2018 Results

SYRACUSE, N.Y. — July 23, 2018 — Community Bank System, Inc. (NYSE: CBU) reported record second quarter 2018 net income of $44.6 million or $0.86 per share on a fully diluted basis. This compares to $17.2 million in net income or $0.35 per share reported for the second quarter of 2017. Excluding $22.9 million of acquisition expenses, second quarter 2017 fully diluted earnings per share were $0.67, resulting in a $0.19 per share, or 28.4%, increase between comparable second quarters. On a linked quarter basis, fully-diluted earnings per share increased $0.08 or 10.3%.

Second Quarter 2018 Performance Highlights:

❖	EPS of $0.86 are up 28.4% over the second quarter of 2017, excluding acquisition expenses
❖	Deposit funding costs of 0.11%
❖	Annualized net loan charge-offs of 0.06%
❖	Return on assets of 1.66%
❖	Return on tangible equity of 20.6%

“We extended our trend of very strong operating quarters reflecting improvement in our banking segment results and continued growth and contribution from our fee-based non-banking businesses,” said President and Chief Executive Officer Mark E. Tryniski. “The successful integration of two significant acquisitions in 2017, combined with focused asset and liability management strategies, contributed to net interest income growth of 18.0% and noninterest revenue growth of 19.4% through the first six months of 2018. With operating expense growth held to 13.6% during the same period, we continued to drive increased operating leverage and improved profitability. In addition, we continued to demonstrate our historic discipline around asset quality and deposit funding. As a result, we realized an increase in second quarter operating EPS of 28% and set a new record for second quarter earnings.”

Total revenues for the second quarter of 2018 were $143.4 million, an increase of $14.2 million, or 10.9%, over the second quarter of 2017. The Company recorded an $8.8 million or 11.3% increase in net interest income and a $5.3 million or 10.4% increase in noninterest revenues between comparable quarters. The increase in net interest income was largely due to the volume-related earning asset increases in connection with the acquisition of Merchants Bancshares, Inc. (“Merchants”) completed in the second quarter of 2017. The increase in noninterest income was due to organic revenue growth in our employee benefit services segment, as well as acquired and organic growth in our wealth management and insurance businesses. Deposit service fees also increased $2.3 million or 13.9% quarter-over-quarter, primarily the result of the addition of Merchants and increased card-related revenues. Other banking services, including mortgage banking services, were down marginally year-over-year. On a linked quarter basis, total revenues increased $1.3 million or 0.9%, due principally to an increase in net interest income. Consistent with full-year 2017 and first quarter 2018 results, non-interest revenues contributed approximately 40% of the Company’s total operating revenues for the second quarter.

The Company recorded a $2.4 million provision for loan losses in the second quarter 2018. This was $1.0 million greater than the amount recorded in the second quarter of 2017, and was primarily driven by growth in certain non-acquired loan portfolios. The non-performing loan to total loan ratio stood at 0.47% at the end of the second quarter of 2018. This compares to 0.48% at the end of the first quarter of 2018 and 0.36% at the end of the second quarter of 2017. Comparatively, the Company recorded a $3.7 million provision for loan losses in the first quarter of 2018.

Total operating expenses for the second quarter of 2018 were $86.1 million. This compares to $80.0 million (excluding acquisition expenses) in the second quarter of 2017. The increase was due primarily to the incremental operating expenses associated with the Merchants acquisition. During the first quarter of 2018, the Company incurred total operating expenses of $86.3 million.

The Company generated net interest income of $86.8 million during the second quarter of 2018. This represents an increase of $8.8 million, or 11.3%, compared to the second quarter of 2017. In addition, net interest margin improved one basis point, from 3.72% in the second quarter of 2017 to 3.73% in the second quarter of 2018. The second quarter 2018 net interest income and net interest margin results included a full quarter impact of the Merchants acquisition, versus a partial quarter impact in 2017. Although the increase in net interest income was largely driven by volume factors, the change in mix in our funding base contributed positively to the improvements in net interest margin. During the second quarter of 2018, average balances in lower cost core funding sources, including checking, savings and money market accounts, represented 87.2% of the Company’s total deposit and borrowing funding base as compared to 86.6% in the second quarter of 2017. In addition, average noninterest-bearing demand deposits represented 25.5% of the Company’s total deposit and borrowing funding base as compared to 23.4% of the Company’s total funding base during the second quarter of 2017. This change in the funding mix helped contain total funding costs to 0.19% in the second quarter of 2018, a three basis point increase over the second quarter of 2017.

Earning asset yields increased four basis points, from 3.87% in the second quarter of 2017 to 3.91% in the second quarter of 2018. Average loan yields increased 17 basis points from 4.41% during the second quarter of 2017 to 4.58% during the second quarter of 2018 due largely to an increase in market interest rates. Conversely, investment yields, including cash equivalents, decreased 24 basis points, from 2.84% to 2.60% between comparable quarterly periods. Between the second quarter of 2017 and the second quarter of 2018, higher yielding investment securities matured and were not replaced with securities with similar yields. In addition, the tax-equivalent yield on non-taxable municipal securities and loans decreased due to the decrease in the statutory Federal corporate tax rate between the periods. The Company also maintained a greater proportion of its investments in lower yielding cash equivalent investments during the second quarter of 2018, which negatively impacted the weighted average yield of the investment portfolio.

Net interest income increased $2.2 million or 2.6% on a linked quarter basis. The Company recorded $0.4 million of additional interest income on cash equivalents between the quarters. The average balances in cash equivalents increased $80.3 million on a linked quarter basis due to a seasonal increase in deposits. In addition, the Company received its Federal Reserve semi-annual dividend payment of $0.5 million in the second quarter of 2018. The Company also recorded $0.5 million of acquired impaired loan accretion in the second quarter from the successful resolution of an acquired impaired business loan relationship. Net interest margin increased two basis points, from 3.71% in the first quarter to 3.73% in the second quarter. The total cost of deposits increased from 0.10% in the first quarter to 0.11% in the second quarter, while the total cost of funds increased from 0.17% to 0.19%, due primarily to increased Libor-indexed borrowing costs.

The Company generated $13.9 million of wealth management and insurance services revenues in the second quarter of 2018. This represents a $1.4 million or 11.3% increase over the second quarter 2017 revenues of $12.5 million. Between the second quarter of 2017 and the second quarter of 2018, the Company acquired four small insurance and wealth management practices resulting in revenue growth. Employee benefit services revenues of $22.5 million, increased $1.9 million or 9.1% from the second quarter of 2017. These results were attributable to organic increases in plan asset and participant levels between the periods and incremental revenue contributions from the Northeast Retirement Services (“NRS”) business acquired in the first quarter of 2017. On a linked quarter basis, wealth management and insurance services revenues were down $0.2 million and employee benefits services revenues were down $0.5 million, principally due to seasonal factors.

The Company recorded operating expenses of $86.0 million in the second quarter of 2018, as compared to $80.0 million in the second quarter of 2017, excluding acquisition expenses. This increase was reflective of a full quarter of operating activities from the Merchants transaction. Salaries and employee benefits increased $5.8 million or 12.5%, and included the personnel added from the former Merchants, as well as annual merit and performance-based increases. All other expenses increased $0.2 million, or 0.7%. On a linked quarter basis, total operating expenses decreased $0.2 million.

The effective tax rate for the second quarter of 2018 was 18.7%, down from 31.0% in the second quarter of last year. The decrease in the effective tax rate between the periods is largely attributable to the application of the lower federal tax rate due to the Tax Cuts and Jobs Act passed in the fourth quarter of 2017. In addition, the Company had higher levels of stock option exercise activity in the second quarter of 2018, as compared to the second quarter of 2017, resulting in a $0.9 million decrease in income tax expense between the comparable periods. The effective tax rate for the first quarter of 2018 was 23.0%, which included a much lower level of stock option exercise activity than the second quarter.

The Company also provides supplemental reporting of its results on a “net adjusted” or “tangible” basis, from which it excludes the after-tax effect of amortization of core deposit and other intangible assets (and the related goodwill, core deposit intangible and other intangible asset balances, net of applicable deferred tax amounts), accretion on non-impaired purchased loans, expenses associated with acquisitions, and the one-time benefit from the revaluation of net deferred tax liabilities. The amounts for such items are presented in the tables that accompany this release. Although “adjusted net income” as defined by the Company is a non-GAAP measure, the Company’s management believes this information helps investors understand the effect of acquisition activity in its reported results. Adjusted net earnings per share were $0.90 in the second quarter of 2018, compared to $0.71 in the second quarter of 2017, or a 26.8% increase.

Financial Position

Average earning assets were up $74.3 million or 0.8% on a linked quarter basis, from $9.38 billion during the first quarter of 2018 to $9.45 billion during the second quarter of 2018. Average loan balances were $6.25 billion for the second quarter, up 0.2% over the first quarter. Average deposit balances were up $82.0 million, or 1.0%, from first quarter levels, due to a seasonal inflow of deposits near the end of the first quarter that largely remained on the Company’s balance sheet during the second quarter. Ending deposits, however, were seasonally down $257.1 million, or 2.9%. Average borrowings in the second quarter of 2018 of $397.1 million, were down $56.0 million or 12.4%. This was primarily attributable to a decrease in municipal customer repurchase agreement balances between the periods as seasonally expected.

Ending loans at June 30, 2018 were $6.24 billion. This is up $11.0 million or 0.2% from the end of the first quarter of 2018, but down $18.7 million or 0.3% from the end of the fourth quarter of 2017. During the first half of 2018, increases in loans outstanding in our New York and Pennsylvania markets were offset by decreases in loans outstanding in our New England region, including $86.6 million of unscheduled pay offs in the business lending portfolio. Ending loans in the municipal sector of our business loan portfolio decreased from $90.3 million at March 31, 2018 to $50.5 million at June 30, 2018, a $39.8 or 44.0% decrease. Our New England region municipal customers repay certain short-term loans and lines of credit annually at the end of the second quarter to meet their fiscal cycle requirements and advance on new loans and lines of credit in the third quarter for the next annual fiscal cycle. We expect the balances in this portfolio to increase during the third quarter of 2018.

Investment securities totaled $2.98 billion at June 30, 2018, down slightly from the end of the linked first quarter of 2018 and fourth quarter of 2017. The net unrealized loss in this portfolio was $32.7 million at June 30, 2018 and $17.9 million at March 31, 2018. These compare to a net unrealized gain of $23.9 million at December 31, 2017. The portfolio transitioned from a net unrealized gain position in December 2017 to a net unrealized loss position during early 2018 due to an increase in market interest rates. The effective duration of the portfolio was 3.6 years at the end of the second quarter.

Shareholders’ equity of $1.66 billion at second quarter-end was $84.1 million, or 5.3%, higher than the prior year period. The Company’s net tangible equity to net tangible assets ratio was 9.00% at June 30, 2018, up from 8.08% a year earlier and 8.42% at the end of the first quarter of 2018. The Company’s Tier 1 leverage ratio was 10.53% at the end of the second quarter, up from 10.19% a year earlier. These results are primarily a result of strong earnings generation and capital retention over the last four quarters.

As previously announced in December 2017, the Company’s Board of Directors approved a stock repurchase program authorizing the repurchase of up to 2.5 million shares of the Company’s common stock during a twelve-month period starting January 1, 2018. Such repurchases may be made at the discretion of the Company’s senior management based on market conditions and other relevant factors and will be acquired through open market or privately negotiated transactions as permitted under Rule 10b-18 of the Securities Exchange Act of 1934 and other applicable legal requirements. There were no shares repurchased pursuant to the program in the second quarter of 2018.

Asset Quality

The Company’s asset quality metrics continue to illustrate the long-term effectiveness of the Company’s disciplined risk management and underwriting standards. Total net charge-offs were $0.9 million for the second quarter, compared to $1.1 million for the second quarter of 2017 and $3.2 million for the first quarter of 2018. Net charge-offs as an annualized percentage of average loans measured 0.06% in the second quarter of 2018, compared to 0.08% in the prior year’s second quarter and 0.21% in the first quarter of 2018. Nonperforming loans as a percentage of total loans at June 30, 2018 were 0.47%, compared to 0.48% at March 31, 2018 and 0.36% at June 30, 2017. The total loan delinquency ratio of 0.89% at the end of the second quarter was 12 basis points lower than the level at March 31, 2018, and 10 basis points lower than the 0.99% ratio one year earlier. The second quarter provision for loan losses of $2.4 million was $1.0 million higher than the second quarter of 2017, and $1.2 million lower than the first quarter of 2018. The allowance for loan losses to nonperforming loans was 169% at June 30, 2018, compared with 162% and 207% at the end of the first quarter of 2018 and second quarter of 2017, respectively.

Dividend Increase

During the second quarter of 2018, the Company declared a quarterly cash dividend of $0.34 per share on its common stock, compared to a $0.32 dividend declared in the second quarter of 2017, or 6.3% higher, which represents an annualized yield of 2.2% based upon the $62.79 closing price of the Company’s stock on July 20, 2018. The two cent increase declared in the third quarter of 2017 marked the 25th consecutive year of dividend increases for the Company. “The acceleration of our earnings and cash flow results will further strengthen the Company’s capital accumulation and dividend capacity into the future,” said Mark E. Tryniski, President and Chief Executive Officer.

Conference Call Scheduled

Company management will conduct an investor call at 11:00 a.m. (ET) today, July 23, 2018, to discuss second quarter 2018 results. The conference call can be accessed at 866-838-2054 (719-325-2414 if outside United States and Canada) using the conference ID code 5040007. Investors may also listen live via the Internet at: http://www.webcaster4.com/Webcast/Page/995/26422.

This earnings release, including supporting financial tables, is available within the press releases section of the Company’s investor relations website at: http://ir.communitybanksystem.com. An archived webcast of the earnings call will be available on this site for one full year.

Community Bank System, Inc. operates more than 230 customer facilities across Upstate New York, Northeastern Pennsylvania, Vermont, and Western Massachusetts through its banking subsidiary, Community Bank, N.A. With assets of over $10.6 billion, the DeWitt, N.Y. headquartered company is among the country’s 150 largest financial institutions. In addition to a full range of retail, business, and municipal banking services, the Company offers comprehensive financial planning, insurance and wealth management services through its’ Community Bank Wealth Management Group and OneGroup NY, Inc. operating subsidiaries. The Company’s Benefit Plans Administrative Services, Inc. subsidiary is a leading provider of employee benefits administration, trust services, collective investment fund administration and actuarial consulting services to customers on a national scale. Community Bank System, Inc. is listed on the New York Stock Exchange and the Company’s stock trades under the symbol CBU. For more information about Community Bank visit www.communitybankna.com or http://ir.communitybanksystem.com.

# # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; changes in legislation or regulatory requirements; and the timing for receiving regulatory approvals and completing pending transactions. These statements are based on the current beliefs and expectations of CBU’s management and CBU does not assume any duty to update forward-looking statements.

Summary of Financial Data
(Dollars in thousands, except per share data)
	Quarter Ended		Year-to-Date
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Earnings
Loan income	$71,152	$62,351	$140,593	$114,735
Investment income	19,853	19,071	38,816	36,645
Total interest income	91,005	81,422	179,409	151,380
Interest expense	4,159	3,393	7,939	6,077
Net interest income	86,846	78,029	171,470	145,303
Provision for loan losses	2,448	1,461	6,127	3,289
Net interest income after provision for loan losses	84,398	76,568	165,343	142,014
Deposit service fees	18,964	16,655	38,141	31,362
Revenues from mortgage banking and other banking services	1,163	1,407	2,406	2,566
Wealth management and insurance services	13,911	12,502	27,976	23,763
Employee benefit services	22,542	20,662	45,548	37,851
Gain on sale of investments	0	0	0	2
Unrealized loss on equity securities	(21)	0	(21)	0
Total noninterest revenues	56,559	51,226	114,050	95,544
Salaries and employee benefits	52,402	46,564	104,261	89,471
Occupancy and equipment	9,437	8,637	19,968	16,833
Amortization of intangible assets	4,555	4,263	9,353	7,031
Acquisition expenses	71	22,896	63	24,612
Other	19,647	20,519	38,798	38,507
Total operating expenses	86,112	102,879	172,443	176,454
Income before income taxes	54,845	24,915	106,950	61,104
Income taxes	10,239	7,724	22,238	17,656
Net income	$44,606	$17,191	$84,712	$43,448
Basic earnings per share	$0.87	$0.35	$1.65	$0.92
Diluted earnings per share	$0.86	$0.35	$1.63	$0.91

Summary of Financial Data
(Dollars in thousands, except per share data)
	2018		2017
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Earnings
Loan income	$71,152	$69,441	$69,716	$69,498	$62,351
Investment income	19,853	18,963	19,872	18,989	19,071
Total interest income	91,005	88,404	89,588	88,487	81,422
Interest expense	4,159	3,780	3,611	4,092	3,393
Net interest income	86,846	84,624	85,977	84,395	78,029
Provision for loan losses	2,448	3,679	5,381	2,314	1,461
Net interest income after provision for loan losses	84,398	80,945	80,596	82,081	76,568
Deposit service fees	18,964	19,177	18,115	18,419	16,655
Revenues from mortgage banking and other banking services	1,163	1,243	1,196	1,704	1,407
Wealth management and insurance services	13,911	14,065	12,415	12,051	12,502
Employee benefit services	22,542	23,006	22,212	20,767	20,662
Unrealized loss on equity securities	(21)	0	0	0	0
Total noninterest revenues	56,559	57,491	53,938	52,941	51,226
Salaries and employee benefits	52,402	51,859	49,006	48,426	46,564
Occupancy and equipment	9,437	10,531	9,622	9,106	8,637
Amortization of intangible assets	4,555	4,798	4,961	4,949	4,263
Acquisition expenses	71	(8)	794	580	22,896
Other	19,647	19,151	22,536	20,715	20,519
Total operating expenses	86,112	86,331	86,919	83,776	102,879
Income before income taxes	54,845	52,105	47,615	51,246	24,915
Income taxes	10,239	11,999	(24,411)	16,003	7,724
Net income	$44,606	$40,106	$72,026	$35,243	$17,191
Basic earnings per share	$0.87	$0.78	$1.41	$0.69	$0.35
Diluted earnings per share	$0.86	$0.78	$1.40	$0.68	$0.35
Profitability
Return on assets	1.66%	1.52%	2.66%	1.29%	0.69%
Return on equity	10.91%	10.00%	17.88%	8.81%	4.74%
Return on tangible equity(2)	20.58%	19.11%	34.11%	16.74%	7.72%
Noninterest income/operating income (FTE) (1)	39.1%	40.7%	37.9%	38.4%	39.4%
Efficiency ratio	57.2%	57.8%	57.8%	56.8%	58.3%
Components of Net Interest Margin (FTE)
Loan yield	4.58%	4.53%	4.43%	4.37%	4.41%
Cash equivalents yield	1.73%	1.54%	1.19%	1.09%	0.99%
Investment yield	2.65%	2.60%	2.81%	2.69%	2.87%
Earning asset yield	3.91%	3.87%	3.89%	3.81%	3.87%
Interest-bearing deposit rate	0.15%	0.14%	0.14%	0.14%	0.14%
Borrowing rate	1.80%	1.48%	1.32%	1.44%	1.54%
Cost of all interest-bearing funds	0.25%	0.23%	0.22%	0.24%	0.21%
Cost of funds (includes DDA)	0.19%	0.17%	0.16%	0.18%	0.16%
Net interest margin (FTE)	3.73%	3.71%	3.74%	3.64%	3.72%
Fully tax-equivalent adjustment	$1,094	$1,118	$2,375	$2,381	$2,374

Summary of Financial Data
(Dollars in thousands, except per share data)
	2018		2017
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Average Balances
Loans	$6,250,739	$6,237,824	$6,274,679	$6,343,468	$5,695,781
Cash equivalents	170,745	90,406	34,223	26,986	52,956
Taxable investment securities	2,575,962	2,583,446	2,572,703	2,571,459	2,408,020
Nontaxable investment securities	457,254	468,773	491,578	511,182	526,962
Total interest-earning assets	9,454,700	9,380,449	9,373,183	9,453,095	8,683,719
Total assets	10,752,203	10,715,529	10,757,836	10,862,613	9,958,553
Interest-bearing deposits	6,282,098	6,219,052	6,206,663	6,230,591	6,021,696
Borrowings	397,101	453,114	449,377	541,036	346,975
Total interest-bearing liabilities	6,679,199	6,672,166	6,656,040	6,771,627	6,368,671
Noninterest-bearing deposits	2,287,722	2,268,778	2,307,155	2,307,205	1,948,434
Shareholders’ equity	1,640,076	1,625,951	1,598,056	1,587,279	1,455,847
Balance Sheet Data
Cash and cash equivalents	$250,154	$543,899	$221,038	$241,480	$219,695
Investment securities	2,983,352	3,032,642	3,081,379	3,125,218	3,145,013
Loans:
Business lending	2,384,629	2,426,086	2,424,223	2,458,981	2,479,152
Consumer mortgage	2,210,051	2,211,882	2,220,298	2,206,527	2,211,412
Consumer indirect	1,063,679	1,008,198	1,011,978	1,034,716	1,057,664
Home equity	398,433	407,832	420,329	424,598	427,483
Consumer direct	181,217	173,032	179,929	183,898	185,589
Total loans	6,238,009	6,227,030	6,256,757	6,308,720	6,361,300
Allowance for loan losses	49,618	48,103	47,583	47,983	47,451
Intangible assets, net	816,127	820,584	825,088	824,355	831,403
Other assets	395,070	390,503	409,519	398,428	374,086
Total assets	10,633,094	10,966,555	10,746,198	10,850,218	10,884,046
Deposits:
Noninterest-bearing	2,332,745	2,372,824	2,293,057	2,310,954	2,283,138
Non-maturity interest-bearing	5,439,101	5,642,109	5,377,059	5,495,377	5,508,504
Time	742,147	756,159	774,304	799,659	833,963
Total deposits	8,513,993	8,771,092	8,444,420	8,605,990	8,625,605
Borrowings	183,785	281,744	363,082	314,289	373,053
Subordinated debt held by unconsolidated subsidiary trusts	122,826	122,820	122,814	122,808	122,802
Accrued interest and other liabilities	155,531	159,433	180,567	213,886	189,686
Total liabilities	8,976,135	9,335,089	9,110,883	9,256,973	9,311,146
Shareholders’ equity	1,656,959	1,631,466	1,635,315	1,593,245	1,572,900
Total liabilities and shareholders’ equity	10,633,094	10,966,555	10,746,198	10,850,218	10,884,046
Capital
Tier 1 leverage ratio	10.53%	10.19%	10.00%	9.54%	10.19%
Tangible equity/net tangible assets (2)	9.00%	8.42%	8.61%	8.36%	8.08%
Diluted weighted average common shares O/S	51,939	51,677	51,569	51,526	49,386
Period end common shares outstanding	51,086	50,884	50,696	50,587	50,512
Cash dividends declared per common share	$0.34	$0.34	$0.34	$0.34	$0.32
Book value	$32.43	$32.06	$32.26	$31.50	$31.14
Tangible book value(2)	$17.39	$16.88	$16.94	$16.70	$16.21
Common stock price (end of period)	$59.07	$53.56	$53.75	$55.25	$55.77

Summary of Financial Data
(Dollars in thousands, except per share data)
	2018		2017
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Asset Quality
Nonaccrual loans	$22,807	$23,239	$24,740	$21,510	$21,033
Accruing loans 90+ days delinquent	6,532	6,425	2,706	1,861	1,882
Total nonperforming loans	29,339	29,664	27,446	23,371	22,915
Other real estate owned (OREO)	1,310	1,865	1,915	1,873	2,491
Total nonperforming assets	30,649	31,529	29,361	25,244	25,406
Net charge-offs	933	3,159	5,781	1,782	1,106
Allowance for loan losses/loans outstanding	0.80%	0.77%	0.76%	0.76%	0.75%
Nonperforming loans/loans outstanding	0.47%	0.48%	0.44%	0.37%	0.36%
Allowance for loan losses/nonperforming loans	169%	162%	173%	205%	207%
Net charge-offs/average loans	0.06%	0.21%	0.37%	0.11%	0.08%
Delinquent loans/ending loans	0.89%	1.01%	1.10%	1.05%	0.99%
Loan loss provision/net charge-offs	262%	116%	93%	130%	132%
Nonperforming assets/total assets	0.29%	0.29%	0.27%	0.23%	0.23%
Asset Quality (excluding loans acquired since 1/1/09)
Nonaccrual loans	$14,644	$15,161	$16,020	$15,069	$14,359
Accruing loans 90+ days delinquent	6,243	5,894	2,502	1,589	1,640
Total nonperforming loans	20,887	21,055	18,522	16,658	15,999
Other real estate owned (OREO)	1,025	1,336	1,221	1,257	1,681
Total nonperforming assets	21,912	22,391	19,743	17,915	17,680
Net charge-offs	552	1,800	2,279	1,624	692
Allowance for loan losses/loans outstanding	0.98%	0.97%	0.98%	1.00%	1.01%
Nonperforming loans/loans outstanding	0.43%	0.45%	0.40%	0.36%	0.35%
Allowance for loan losses/nonperforming loans	225%	216%	244%	276%	284%
Net charge-offs/average loans	0.05%	0.16%	0.20%	0.14%	0.06%
Delinquent loans/ending loans	0.91%	1.01%	1.12%	1.16%	1.06%
Loan loss provision/net charge-offs	364%	122%	67%	125%	153%
Nonperforming assets/total assets	0.24%	0.24%	0.22%	0.20%	0.20%

Summary of Financial Data
(Dollars in thousands, except per share data)
	2018		2017
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Income statement data
Net income
Net income (GAAP)	$44,606	$40,106	$72,026	$35,243	$17,191
Acquisition expenses	71	(8)	794	580	22,896
Tax effect of acquisition expenses	(13)	2	(227)	(181)	(7,098)
Tax Cuts and Jobs Act deferred tax impact	0	0	(38,010)	0	0
Subtotal (non-GAAP)	44,664	40,100	34,583	35,642	32,989
Amortization of intangibles	4,555	4,798	4,961	4,949	4,263
Tax effect of amortization of intangibles	(850)	(1,105)	(1,417)	(1,545)	(1,322)
Subtotal (non-GAAP)	48,369	43,793	38,127	39,046	35,930
Acquired non-impaired loan accretion	(2,040)	(2,063)	(1,930)	(1,879)	(1,642)
Tax effect of acquired non-impaired loan accretion	381	475	551	587	509
Adjusted net income (non-GAAP)	$46,710	$42,205	$36,748	$37,754	$34,797

Return on average assets
Adjusted net income (non-GAAP)	$46,710	$42,205	$36,748	$37,754	$34,797
Average total assets	10,752,203	10,715,529	10,757,836	10,862,613	9,958,553
Adjusted return on average assets	1.74%	1.60%	1.36%	1.38%	1.40%

Return on average equity
Adjusted net income (non-GAAP)	$46,710	$42,205	$36,748	$37,754	$34,797
Average total equity	1,640,076	1,625,951	1,598,056	1,587,279	1,455,847
Adjusted return on average equity	11.42%	10.53%	9.12%	9.44%	9.59%

Earnings per common share
Diluted earnings per share (GAAP)	$0.86	$0.78	$1.40	$0.68	$0.35
Acquisition expenses	0.00	0.00	0.02	0.01	0.46
Tax effect of acquisition expenses	0.00	0.00	(0.01)	0.00	(0.14)
Tax Cuts and Jobs Act deferred tax impact	0.00	0.00	(0.74)	0.00	0.00
Subtotal (non-GAAP)	0.86	0.78	0.67	0.69	0.67
Amortization of intangibles	0.09	0.09	0.10	0.09	0.09
Tax effect of amortization of intangibles	(0.02)	(0.02)	(0.03)	(0.03)	(0.03)
Subtotal (non-GAAP)	0.93	0.85	0.74	0.75	0.73
Acquired non-impaired loan accretion	(0.04)	(0.04)	(0.04)	(0.04)	(0.03)
Tax effect of acquired non-impaired loan accretion	0.01	0.01	0.01	0.01	0.01
Diluted adjusted net earnings per share (non-GAAP)	0.90	0.82	0.71	0.72	0.71

Noninterest operating expenses
Noninterest expenses (GAAP)	$86,112	$86,331	$86,919	$83,776	$102,879
Amortization of intangibles	(4,555)	(4,798)	(4,961)	(4,949)	(4,263)
Acquisition expenses	(71)	8	(794)	(580)	(22,896)
Total adjusted noninterest expenses (non-GAAP)	$81,486	81,541	81,164	78,247	75,720

Efficiency ratio
Adjusted noninterest expenses (non-GAAP) - numerator	$81,486	$81,541	$81,164	$78,247	$75,720
Tax-equivalent net interest income	87,940	85,742	88,352	86,776	80,403
Noninterest revenues	56,559	57,491	53,938	52,941	51,226
Acquired non-impaired loan accretion	(2,040)	(2,063)	(1,930)	(1,879)	(1,642)
Unrealized loss on equity securities	21	0	0	0	0
Operating revenues (non-GAAP) - denominator	142,480	141,170	140,360	137,838	129,987
Efficiency ratio (non-GAAP)	57.2%	57.8%	57.8%	56.8%	58.3%

Summary of Financial Data
(Dollars in thousands, except per share data)
	2018		2017
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Balance sheet data
Total assets
Total assets (GAAP)	$10,633,094	$10,966,555	$10,746,198	$10,850,218	$10,884,046
Intangible assets	(816,127)	(820,584)	(825,088)	(824,355)	(831,403)
Deferred taxes on intangible assets	47,334	47,904	48,419	75,820	77,097
Total tangible assets (non-GAAP)	9,864,301	10,193,875	9,969,529	10,101,683	10,129,740

Total common equity
Shareholders' Equity (GAAP)	1,656,959	1,631,466	1,635,315	1,593,245	1,572,900
Intangible assets	(816,127)	(820,584)	(825,088)	(824,355)	(831,403)
Deferred taxes on intangible assets	47,334	47,904	48,419	75,820	77,097
Total tangible common equity (non-GAAP)	888,166	858,786	858,646	844,710	818,594

Net tangible equity-to-assets ratio at quarter end
Total tangible common equity (non-GAAP) - numerator	$888,166	$858,786	$858,646	$844,710	$818,594
Total tangible assets (non-GAAP) - denominator	9,864,301	10,193,875	9,969,529	10,101,683	10,129,740
Net tangible equity-to-assets ratio at quarter end (non-GAAP)	9.00%	8.42%	8.61%	8.36%	8.08%

(1)	Excludes gains and losses on sales of investment securities.

(2)	Includes deferred tax liabilities related to certain intangible assets.

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